EXHIBIT 14.1 - Code of Business Conduct


Dear Fellow Employees, Officers and Directors:

We have prepared this Code of Business Conduct ("Code") to help you understand our standards of ethical business practice. This Code applies to all of our employees, officers and directors.

The principles set forth in this Code describe how we should behave. We will conduct our worldwide operations consistent with the highest business, legal and ethical standards.

Compliance with these principles is vital to maintain our reputation as a global prestige fragrance and beauty products company. Personal responsibility is at the core of our principles and culture. In every business decision we make, we must follow the ethics and compliance principles included in this Code. It is also our responsibility to report anything we observe or know about that might violate this Code.

No code could ever anticipate every ethical decision we may face in business. Whenever you are in doubt about any matter that may have ethical implications, you should seek guidance within your individual business unit. This Code identifies the channels and procedures that we have established to help answer your questions.

Violation of this Code is a serious matter and could subject you to disciplinary action, civil liability or even criminal prosecution. Each of us must understand and accept our personal responsibility in conducting business ethically. Please read this Code carefully. When you are done, please sign the acknowledgment confirming your understanding and responsibility in adhering to the Code.


/s/ Chris M. Hymel
------------------------------
Chris M. Hymel
President and Chief Executive Officer
Signal Advance, Inc.


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CODE OF BUSINESS CONDUCT

OVERVIEW AND PURPOSE

At Signal Advance, Inc. we are committed to conducting our business while adhering to the highest ethical standards, in full compliance with all applicable laws and regulations and with the utmost integrity and honesty. That is why we have an ethics and compliance program and why we are publishing this Code. The Code is specifically designed to be part of an effective program to prevent and detect violations of law. Before you review specific principles, you should have a Corporate sense of the following basic principles:

We will provide high-quality products and services;

We will be a good corporate citizen. We will obey the laws and conform to locally accepted standards of good corporate citizenship in each country in which we do business; and

We will promote and sustain a work environment that fosters mutual respect, openness and individual integrity.

This Code applies to all employees, officers and directors of Signal Advance, Inc. referred to as "you" or "your" throughout this Code.

Signal Advance, Inc. is referred to throughout this Code as "SAI", "we," "us," and "our." Where the actions of our consultants, agents or representatives are attributable to us, we must insist that they conduct themselves in accordance with this Code help us comply with applicable laws and uphold the integrity of our organization.

If you have questions about the policies contained in this Code, please direct them to your supervisor or, if you prefer, communicate with your Human Resources contact or our Legal Department.

BUSINESS COURTESIES

A business courtesy is a gift (whether in money, services, perks, entertainment, or other in-kind items) provided to a business associate. In certain situations, the exchange of limited, non-cash business courtesies may be appropriate. We do not seek, however, to improperly influence the decisions of our customers or suppliers by offering business courtesies, just as we require that your decisions not be affected by having received a business courtesy.

You should not solicit a business courtesy from a business associate that is inconsistent with common business practices and interferes with your judgment and in our best interest.

Common sense and good judgment must be exercised when accepting business-related meals or anything of value to avoid any perception of impropriety or conflict of interest.

Under no circumstances should you accept cash gifts from, or give any cash gifts to, any business associate.

COMPUTER SOFTWARE AND E-MAIL

- Computer Software

Copyrights protect most computer programs in countries in which we operate. Our policy is to respect such copyrights and to strictly adhere to all relevant laws and regulations regarding the use and copying of computer software. Therefore, do not make copies of any part of a third-party computer program unless the copy is an authorized back-up copy or the computer software license specifically permits the copy to be made. If you are uncertain about this, you must consult with our Information Technology Department. If you are engaged in writing computer programs, do not copy or refer to any lines of code written by a third party without the advice of our Legal Department or the written consent of the third party.

- E-mail and Internet

E-mail systems are not entirely secure and may be susceptible to interception. Unlike a spoken conversation, e-mail creates a permanent record. Any e-mail you send may be printed by the recipient and forwarded by the recipient to others, and is probably retained for a substantial period of time. Therefore, you should exercise the same care, caution and etiquette in sending an e-mail message as you would with any other written business communications. Make sure your e-mail is professional and appropriate to the circumstances.

Specifically, we will not tolerate illegal, abusive, obscene, offensive or profane e-mail. In addition, because the e-mail system is a resource we own, we may, in certain circumstances, have a need to examine and, therefore, reserve the right to read all e-mail communications and take appropriate disciplinary action if we deem such communication to violate our policies.

The Internet connection is provided primarily for business use. Do not download any data that you are not authorized to receive or that is unprofessional, inflammatory or inappropriate for business use. You should not abuse access to the Internet for personal purposes and should not access the Internet for illegal or inappropriate purposes. We may conduct a review of all your Internet activity, and evidence of abuse of the Internet facilities we provide you may result in termination of the Internet connection and disciplinary action up to and including termination. Please refer to the Communication and Information Systems Appropriate Use Policy for Signal Advance Personnel for further information.

CONFIDENTIAL INFORMATION

Our confidential information, including trade secrets, are important corporate assets. All employees, agents, consultants and representatives must be careful not to disclose confidential information to unauthorized persons, either within or outside our business, and must exercise care to protect the confidentiality of such information received from another party.

Confidential information refers to information, that is not already in the public domain, that a person would normally expect to be non-public or that might affect our competitive position. It includes information sometimes referred to as trade secrets.

Some examples of confidential information are:

   Information about current or planned products, including marketing plans, trademarks and patents, research and development projects and testing procedures and results;

   Procurement plans, vendor or customer lists, inventory information or purchase or sales prices, terms and conditions;

   Cost, pricing, marketing or service strategies;

   Financial information or customer sales data;

   Non-public employee compensation information; and

   Information related to restructurings, consolidations, divestitures, mergers and acquisitions.

- Specific Guidelines

Be careful about where you discuss our business matters. It is inappropriate to discuss confidential matters in the presence or within hearing range of unauthorized persons including family. Use care, as even family and friends may inadvertently convey such confidential information to others.

In instances where it is appropriate for business reasons to disclose our confidential information to third parties, our Legal Department must be contacted before the disclosure for preparation of an appropriate confidentiality agreement that includes the necessary safeguards.

You may not disclose or use any confidential information obtained during your employment with us or any other relationship with us for personal profit or to your personal advantage including providing this information to competitors or future employers.

Obtaining confidential information from a third party without adequate legal safeguards is improper and may expose us to legal risks. Accordingly, you may not accept such information without the advice of our Legal Department and until an agreement in writing has been reached with the offeror. After such information is obtained, its confidentiality must be protected as provided in the agreement.

CONFLICTS OF INTEREST

A conflict of interest occurs when your personal interests interfere with your ability to exercise your judgment objectively, or to do your job for us in a way that is in our best interests. You must avoid actual or potential conflicts of interest. If you are considering undertaking any activity that may create a conflict of interest, you must seek approval of the activity in advance from the Audit Committee by making a request through our Corporate Counsel.

Some Examples of Potential Conflicts

   Having a direct financial interest in a supplier, competitor, or customer;

   Having a personal interest in a transaction in which it is known that we are, or may be, interested;

   Taking advantage of a corporate opportunity for personal profit;

   Receiving fees, commission, or other compensation from a supplier, competitor, or one of our customers; and

   Contracting with a supplier managed by one of our employees or a close friend or family member of an employee.

CONSULTANTS

The hiring of any consultant must be approved in advance by a Vice President within your department and the Human Resources Department and controlled to protect our confidential information. No consultant may be retained to perform work for us without a formal written agreement prepared or approved by our Legal Department.

Unless specifically approved by our Legal Department, all payments for services or products must be paid in the name of the consultant, agent or representative named as a party to the agreement, paid in the location where the services are performed and paid in local currency. All consultants must be informed about and agree to follow this Code with respect to activities that affect our businesses or interests.

DRUG AND ALCOHOL POLICY AND EMPLOYEE ASSISTANCE

For the safety of our employees, you and others, we expect that you will work unimpaired by drugs or alcohol.

- Specific Guidelines

You may not distribute, possess or use illegal or unauthorized drugs or alcohol on our property, on our time, in connection with our business or in a manner that may affect performance of your responsibilities while working on our business.

If your behavior, judgment or performance is impaired by drugs or alcohol, you will be prohibited from engaging in our business and will be disciplined up to and including termination.

EMPLOYMENT AND MEDICAL RECORDS

Employment records of our employees can only be disclosed to our employees having a substantial and legitimate need to know the information in an employee's file or in response to appropriate legal process. Our employees with access to these files must take reasonable steps to keep them confidential.

Our employees' medical records are confidential and private. These medical records will not be released to any person unless approved by the Legal Department and required by law or based upon a written release from the affected employee.

ENVIRONMENT, SAFETY AND HEALTH

We are committed to protecting human health and the environment. We will promote and protect the health and safety of our employees, the environment and the communities around the world in which we operate. Therefore, we will strictly adhere to all applicable laws and regulations relating to environmental protection and workplace health and safety.

Many environmental, safety and health laws and regulations are complex. If your work involves these fields, it is your responsibility to familiarize yourself with the requirements of relevant laws and regulations, including record keeping. If you have any questions concerning laws and regulations relating to environmental protection and workplace health and safety, contact our Human Resources or Legal Departments.

EQUAL OPPORTUNITY

It is our policy to ensure equal employment and advancement opportunity for all qualified individuals without distinction or discrimination because of age, color, national origin, race, religion, sex, ancestry, physical or mental disability, veteran status or any other category protected by federal, state or local law.

This policy applies to all employees and applicants for employment and to all aspects of the employment relationship, including recruitment, hiring, compensation, benefits, training, transfer, and advancement. Equal employment opportunity principles must be communicated periodically to all employees and reaffirmed each year. Our businesses not subject to U.S. law shall apply the intent and provisions of this policy consistent with national or local laws in other countries.

FRAUDS AND THEFTS

You have a responsibility to protect our assets from misuse or misappropriation. Our assets include tangible assets, such as products, equipment and facilities, as well as intangible assets, such as corporate opportunities, tradenames, patents, copyrights and other intellectual property, trade secrets and business information (including any nonpublic information learned as one of our employees, officers or directors).

Our assets may only be used for business purposes and other purposes approved by management. You may not take, make use of, or knowingly misappropriate our assets, for personal use, for use by another, or for any improper or illegal purposes. You are not permitted to remove, dispose of, or destroy anything of value belonging to us without our consent, including both physical items and electronic information.

GOVERNMENT INVESTIGATIONS

It is our policy to fully cooperate with any appropriate government investigation. If you or someone you supervise learns about a possible government investigation or inquiry, inform our Legal Department immediately.

- Specific Guidelines

Never destroy any of our documents in anticipation of a request for those documents from our investigators, any government agency or a court. Documents include electronic media such as disks, computer-stored information and e-mail transmissions.

Never alter any historical document or record, written or electronic.

Never make any untrue or misleading statement to any government investigator.

Never try to influence any of our other employees or any other person to provide untruthful information to any of our investigators or government investigator, or to provide any incomplete, false or misleading information.

If any government inquiry arises through a written subpoena or a written request for information you must submit the subpoena or written request to our Corporate Counsel immediately. You are not authorized to take any actions or make any promises on our behalf.

If you are approached outside the workplace by a government investigator, you have the right, if you wish, to consult with our Legal Department (or, if you prefer, your own private legal counsel) before speaking with the investigator.

BUSINESS DEALINGS

Many of the countries in which we may do business may have significantly different laws than those of the U.S. We must know and comply with the letter and spirit of the laws of all countries where we do business. We will also be sensitive to the cultures and customs of the countries where we may operate and respect these communities and their environment.

PUBLIC STATEMENTS

You must refrain from making public statements about us unless you are specifically authorized to do so. If you are contacted by the media about a matter affecting us, you should refer the media contact to a appropriate corporate officer.

SECURITIES

You may have the opportunity to learn or gain access to information about us or companies with whom we do business that is unavailable to the public. Such information may be "insider information" within the meaning of U.S. federal securities law.

Any person in possession of material, non-public information is prohibited from using that information when they make personal investment decisions or investment decisions for others regarding our stock or the stock of companies with whom we do business. In addition, you may not inform persons outside the company of such information. This includes communications with family and friends. If you have any questions regarding compliance with these laws and principles, please contact our Legal Department immediately or refer to our Policy on Confidentiality and Transactions in Securities by Directors, Officers and Employees.

SEXUAL HARASSMENT

We will not tolerate sexual harassment, which involves the solicitation of sexual favors or the initiation of any unwelcome sexual advance by one employee toward another. It may also involve other sexually related physical or verbal conduct. The creation of a work environment that is hostile, intimidating or offensive to an individual or group because of gender may also constitute sexual harassment.

Men and women throughout our company should treat one another with courtesy, dignity and respect, regardless of gender. All employees should recognize that there has been rapid social change as to appropriate conduct in the workplace, and workplace behavior should always reflect our principles of courtesy, dignity and respect.

You must be alert to the possible presence of sexual harassment in the workplace.

Appropriate steps must be taken to prevent or stop sexual harassment. Complaints about sexual harassment should be made immediately to Corporate Counsel. Any complaints will be promptly, fairly and thoroughly investigated. There will be no retaliation for reporting sexual harassment in good faith or participating in an investigation of a complaint.

WORKPLACE VIOLENCE

Workplace violence, including threats, threatening behavior, harassment, intimidation, assaults and similar conduct, will not be tolerated. Any threats or concerns about your safety or the safety of others should be immediately reported to your manager or to the Corporate Counsel. Firearms are not permitted at any of our facilities without prior written approval from our Human Resources and Legal Departments.

ACCOUNTING PRACTICES AND RECORDS RETENTION

Our policy is to fully and fairly disclose our financial condition in compliance with applicable accounting principles, laws, rules and regulations and to make full, fair, accurate timely and understandable disclosure in our periodic reports filed with the Securities and Exchange Commission and in other communications to securities analysts, rating agencies and investors. Our accounting records are relied upon to produce these reports. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

All appropriate employees and officers and, in particular, the corporate officers and other personnel involved in the preparation of our Financial Statements or filings with the U.S. Securities and Exchange Commission ("SEC") have a responsibility to ensure the accuracy and completeness in any material respect of any disclosures that have been made, or are to be made, directly or indirectly by us in any public SEC filing or submission or any other formal or informal public communication, whether oral or written (including but not limited to a press release). We do not permit intentional misclassification of transactions as to accounts, departments or accounting periods and, in particular:

   All accounting records, as well as reports produced from those records, are to be kept and presented in accordance with the laws of each applicable jurisdiction;

   All accounting records must fairly and accurately reflect the transactions or occurrences to which they relate;

   All accounting records are to fairly and accurately reflect in reasonable detail our assets, liabilities, revenues and expenses;

   No accounting records are to contain any intentionally false or misleading entries;

   All transactions are to be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

   All accounting records are to comply with Corporately accepted accounting principles to the extent possible; and

   Our system of internal accounting controls is required to be followed at all times.

Any effort to mislead or coerce our independent auditors or a member of our accounting department relating to audit, accounting or financial disclosure has serious legal consequences for us and the perpetrator, including possible criminal sanctions, and is strictly prohibited.

Compliance with our records retention procedure is mandatory. Prior to the destruction of corporate records, all employees should consult with their supervisor to ensure compliance with our records retention policy.
Documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit may not be destroyed for any reason. If you suspect that any of our records are being improperly altered or destroyed you should report the circumstances to your supervisor or our Legal Department.

REPORTING PROCEDURES

- Corporate

You are responsible for promptly reporting to management any circumstances that you believe in good faith may constitute a violation of this Code, or any of our other policies, or applicable law, regulations and rules. Your supervisor is normally the first person to contact if you have suspicions or questions about anything in this Code. Under some circumstances, it may be impractical or you may feel uncomfortable raising a matter with your supervisor. In those instances, you are encouraged to contact Corporate Counsel.

If you have any concerns or complaints regarding accounting, internal accounting controls and auditing matters, including complaints regarding attempted or actual circumvention of internal accounting controls, complaints regarding violations of our accounting policies and the Company's Business Conduct Code, including failures to report potential violations of such code by others or complaints regarding fraudulent conduct by any of our employees ("Accounting and Fraud Complaints"), you should submit a complaint according to the following procedures. The following Accounting and Fraud Complaint Procedures have been established by the Audit Committee of our Board of Directors to receive, retain, investigate and act on Accounting and Fraud Complaints of employees, shareholders and others.

- Accounting and Fraud Complaint Procedures

The Corporate Counsel has been authorized by the Audit Committee of our Board of Directors to receive and investigate Accounting and Fraud Complaints. In this capacity, the Corporate Counsel provides counsel to, and acts under the authority of, the Audit Committee.

Accounting and Fraud Complaints may be made to the Corporate Counsel as follows:

   in writing to the attention of:

   Corporate Counsel,
   c/o Signal Advance, Inc.
   2520 CR 81,
   Rosharon, TX  77583;

   via email to legal@signaladvance.com;

Accounting and Fraud Complaints may also be made directly to the Chairman of the Audit Committee in writing and marked CONFIDENTIAL AND URGENT MATTER as follows:

   To the attention of:

   Chairman of the Audit Committee,
   Signal Advance, Inc.,
   2520 CR 81,
   Rosharon, TX  77583.

The Chairman of the Audit Committee may, in his discretion, return the Accounting and Fraud Complaint to Corporate Counsel for investigation in accordance with these procedures, or retain the matter for investigation by the Audit Committee.

In the event an Accounting and Fraud Complaint involves or implicates the Corporate Counsel, the Corporate Counsel will promptly recuse himself or herself from the investigation and inform the Audit Committee in writing. The Audit Committee will thereafter promptly appoint impartial attorneys to investigate the Accounting and Fraud Complaint. In addition, at any time the Audit Committee may, in its discretion, determine that it, and not Corporate Counsel, should initiate and/or assume the investigation of any Accounting and Fraud Complaint.

Corporate Counsel will promptly investigate the Accounting and Fraud Complaint and report the results of the investigation, in writing, to the Audit Committee (an "investigation report"). Such report will describe the Accounting and Fraud Complaint, the steps taken in the investigation, any factual findings, and the recommendations for corrective action, if any. The Corporate Counsel will be free in his or her discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results. The Corporate Counsel may delegate investigatory responsibility to one or more persons, including persons who are not employees of the Company. All investigations will be conducted in a confidential manner, so that information will be disclosed only as needed to facilitate review of the investigation materials or otherwise as required by law.

The Audit Committee will review any investigation reports and will have the authority to direct that the appropriate corrective action be taken by us in response to any Accounting and Fraud Complaint. The Audit Committee will be free in its discretion to engage outside auditors, counsel or other experts to assist in the evaluation of any results of any investigation into an Accounting and Fraud Complaint, and we will pay all fees of such auditors, counsel and experts. You are expected to cooperate in the investigation of reported violations.

The Audit Committee, Corporate Counsel and our management will not retaliate or attempt to retaliate, and we will not tolerate any retaliation or attempted retaliation by any other person or group, directly or indirectly, against anyone who, in good faith, makes an Accounting and Fraud Complaint or provides assistance to the Audit Committee, the Corporate Counsel or management or any other person or group, including any governmental, regulatory or law enforcement body, investigating or otherwise helping to resolve an Accounting and Fraud Complaint.

You are expressly authorized to make Accounting and Fraud Complaints using the procedures described in this Code on a confidential or anonymous basis. All Accounting and Fraud Complaints received from employees will be treated confidentially, to the extent reasonable and practicable under the circumstances.

RECORDS: ATTORNEY-CLIENT PRIVILEGE

The Corporate Counsel will retain on a strictly confidential basis for a period of seven years (or otherwise as required under our record retention policies in effect from time to time) all records relating to any Accounting and Fraud Complaint and to the investigation and resolution thereof. All such records are our confidential information and are protected by attorney-client privilege and/or the attorney work product doctrine.

VIOLATIONS

In the event of a violation of this Code, we will determine the appropriate actions to be taken after considering all relevant facts and circumstances. Such actions will be reasonably designed to: (1) deter future violations of this Code or other wrongdoing; and (2) promote accountability for adherence to the policies of this Code. Some of the possible consequences of non-compliance include:

   Termination or suspension of employment;

   Loss of incentive pay and annual increases;

   Other forms of disciplinary action, as determined by us; and

   Prosecution, fines, imprisonment, and other penalties for improper conduct.

In determining the appropriate action in a particular case, we may consider, as appropriate, the following matters:

   The nature and severity of the violation;

   Whether the violation was a single occurrence or a repeated occurrence;

   Whether the violation appears to have been intentional or inadvertent;

   Whether the individual(s) involved had been advised prior to the violation as to the proper course of action; and

   Whether or not the individual in question had committed other violations in the past.


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CODE OF ETHICS FOR THE DIRECTORS AND OFFICERS

OVERVIEW AND PURPOSE

This Code of Ethics is applicable to the Board of Directors (the "Board") and Officers of Signal Advance, Inc. (the "Company") identified below.

The Company has also adopted a Code of Business Conduct (the "Business Conduct Code") that applies to all employees of the Company. The Board of Directors and Officers of the Company that are subject to this Code of Ethics are also subject to the Business Conduct Code. The provisions of this Code of Ethics shall take precedence over and supersede any provisions to the contrary contained in the Business Conduct Code. In adopting both this Code of Ethics and the Business Conduct Code, the Company has recognized the vital importance to the Company of conducting its business subject to the highest ethical standards and in full compliance with all applicable laws and, even where not required by law, with the utmost integrity and honesty.

PERSONS COVERED BY THIS CODE OF ETHICS

This Code of Ethics is applicable to each director and officer of the Company having any or all of the following responsibilities and/or authority, regardless of formal title: the CEO, President, CFO, Corporate Counsel, Vice President, Secretary, Treasurer or any assistants responsible for business and/or finance matters, each, a "Covered Person"). Throughout this Code of Ethics Covered Person is also referred to as "you" or "your."

CORPORATE PRINCIPLES

In all of your dealings on behalf of, or with, the Company, you must:

   Engage in and promote honest and ethical conduct, including by avoiding actual or potential conflicts of interest between personal and business or professional relationships;

   Act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing your independent judgment to be subordinated to the judgment of others;

   Produce full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the
   U. S. Securities and Exchange Commission (the "SEC"), and in other public communications;

   Comply with all applicable governmental laws, rules and regulations (including, but not limited to, those relating to disclosure of the business activities and/or performance of the Company);

   Promptly report violations of this Code of Ethics, or of the Business Conduct Code, by a Covered Person, to the appropriate persons;

   Protect the confidentiality of non-public information about the Company and its customers, suppliers or other third parties, and prevent the unauthorized disclosure of such information unless required by law;

   Ensure the responsible use of, and control over, all Company assets and resources entrusted to your care; and

   Assume accountability for compliance with, and the interpretation and enforcement of, this Code of Ethics. Implementing Policies and Procedures

In furtherance of the Corporate principles stated above, you must adhere to the following set of implementing policies and procedures:

AVOIDANCE AND HANDLING OF CONFLICT OF INTEREST SITUATIONS

You are expected to avoid whenever practicable situations where your personal interests may conflict with, or be reasonably perceived to conflict with, the best interests of the Company and, where it is not possible to avoid an actual or apparent conflict of interest, to act in a manner expected to protect and advance the Company's sole best interest.

Accordingly, you:

   are not permitted to compete, either directly or indirectly, with or against the Company;

   are not permitted to receive compensation in connection with services performed relating to any transaction entered into by the Company, other than compensation received in the ordinary course of your employment by the Company or in connection with the performance of your duties as a director of the Company;

   should avoid making any personal investment, acquiring any personal financial interest or entering into any association that interferes, might interfere, or might reasonably be thought to interfere, with your independent exercise of judgment on behalf of the Company and in its best interests; and

   take or otherwise appropriate for your personal benefit, or for the benefit of any other person or enterprise, any opportunity or potential opportunity that arises or may arise in any line of business in which the Company engages or is considering engaging without first notifying and obtaining the written approval of the Company's
   Corporate Counsel or his/her designee.

   To protect and advance the interests of the Company in any situation where the interests of the Company and your interests may conflict or be perceived to conflict, it will Corporately be necessary for you to cease to be involved in dealing with such situation on behalf of the Company and for another director, officer or employee of the Company to act on the matter on behalf of the Company.

There is no "bright-line" test for, or comprehensive definition of what constitutes, a conflict of interest, although the minimum standard is compliance with all applicable laws, this Code of Ethics, and the Business Conduct Code. Accordingly, while not every situation that may give rise to a conflict of interest can be enumerated either in this Code of Ethics or the Business Conduct Code, you must treat as a conflict of interest any situation in which you, or any person with whom you have a personal relationship, including but not limited to a family member, in-law, business associate, or a person living in your personal residence:

   solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefit as a result of your position with the Company (other than non-monetary items that are consistent with common business practices and do not interfere with your judgment and the best interests of the Company);

   has any known financial interest in any competitor, customer, supplier or other party dealing with the Company (other than actual ownership of:

(i) interest in a publicly traded mutual fund that holds an interest in such a company, or

   (ii) publicly traded securities of such a company in the aggregate amount of not greater than 1% of the outstanding common stock of such company);

   has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or other party dealing with the Company, including the provision of voluntary services; or

   acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or you know or have reason to believe at the time of acquisition that the Company is likely to have, an interest.

FULL, FAIR AND TIMELY DISCLOSURE; ADEQUACY OF DISCLOSURE CONTROLS AND PROCEDURES AND INTERNAL CONTROL OVER FINANCIAL REPORTING

You are responsible under the federal securities laws and this Code of Ethics for assuring accurate, full, fair, timely and understandable disclosure in all of the Company's public communications, including but not limited to any report or other document filed with or submitted to the SEC or other governmental agency or entity, or in a press release, investor conference or any other medium in which you purport to communicate on behalf of the Company.

Accordingly, it is your responsibility to promptly bring to the attention of the Corporate Counsel of the Company or the Chairman of the Audit Committee any credible information of which you become aware that would place in doubt the accuracy and completeness in any material respect of any disclosures of which you are aware that have been made, or are to be made, directly or indirectly by the Company in any public SEC filing or submission or any other formal or informal public communication, whether oral or written (including but not limited to a press release).

In addition, you are responsible for promptly bringing to the attention of the Corporate Counsel or the Chairman of the Audit Committee any credible information of which you become aware that indicates any deficiency in the Company's internal control over financial reporting within the meaning of
Section 404 of the Sarbanes-Oxley Act and the SEC's implementing rules, and/or the Company's disclosure controls and procedures for preparing SEC reports or other public communication as mandated by Section 302 of the Sarbanes-Oxley Act and the SEC's implementing rules, even if a materially inaccurate or incomplete disclosure by or on behalf of the Company has not resulted or is not expected imminently to result from such deficiency.

You are reminded, moreover, that the Company is required by law and its Business Conduct Code to keep books and records that accurately and fairly reflect its business operations, its acquisition and disposition of assets and its incurrence of liabilities, as part of a system of internal accounting controls that will ensure the reliability and adequacy of these books and records.

COMPLIANCE WITH THE CODE OF ETHICS; VIOLATIONS OF LAW

You are required to promptly bring to the attention of the Chairman of the Audit Committee or the Corporate Counsel (or such other person as may be designated by the Board from time to time) any credible information you may receive or become aware of indicating:

that any violation by a Covered Person of this Code of Ethics either has occurred, may be occurring, or is imminent;

that any violation of the U.S. federal securities laws or any rule or regulation thereunder by a Covered Person has occurred, may be occurring, or is imminent; or

that any violation by a Covered Person of any other law, rule or regulation applicable to the Company has occurred, is occurring or is imminent.

If you have any concerns or complaints regarding matters under this section ("Complaint"), you should submit a Complaint according to the following procedures. The following procedures have been established by the Audit Committee of the Company's Board of Directors to receive, retain, investigate and act on the Complaints.

The Corporate Counsel has been authorized by the Audit Committee of the Company's Board of Directors to receive and investigate the Complaint. In this capacity, the Corporate Counsel provides counsel to, and acts under the authority of, the Audit Committee.

The Complaint may be made to the Corporate Counsel as follows:

   in writing to the attention of

   Corporate Counsel,
   c/o Signal Advance, Inc.
   2520 CR 81,
  Rosharon, TX  77583;

   via email to legal@signaladvance.com.

The Complaint may also be made directly to the Chairman of the Audit Committee in writing and marked CONFIDENTIAL AND URGENT MATTER as follows:

   To the attention of
   Chairman of the Audit Committee,
   Signal Advance, Inc.,
   2520 CR 81,
   Rosharon, TX  77583.

The Chairman of the Audit Committee may, in his discretion, return the Complaint to the Corporate Counsel for investigation in accordance with these procedures, or retain the matter for investigation by the Audit Committee.

In the event the Complaint involves or implicates the Corporate Counsel, the Corporate Counsel will promptly recuse himself or herself from the investigation and inform the Audit Committee in writing. The Audit Committee will thereafter promptly appoint impartial attorneys to investigate the Complaint. In addition, at any time the Audit Committee may, in its discretion, determine that it, and not the Corporate Counsel, should initiate and/or assume the investigation of any Complaint.

The Corporate Counsel will promptly investigate the Complaint and report the results of the investigation, in writing, to the Audit Committee (an "investigation report"). Such report will describe the Complaint, the steps taken in the investigation, any factual findings, and the recommendations for corrective action, if any. The Corporate Counsel will be free in his discretion to engage outside auditors, counsel or other experts to assist in the investigation and in the analysis of results. The Corporate Counsel may delegate investigatory responsibility to one or more persons, including persons who are not employees of the Company. All investigations will be conducted in a confidential manner, so that information will be disclosed only as needed to facilitate review of the investigation materials or otherwise as required by law.

The Audit Committee will review any investigation reports and will have the authority to direct that the appropriate corrective action be taken by the Company in response to any Complaint. The Audit Committee will be free in its discretion to engage outside auditors, counsel or other experts to assist in the evaluation of any results of any investigation into a Complaint, and the Company will pay all fees of such auditors, counsel and experts. Each Covered Person is expected to cooperate in the investigation of a Complaint.

The Audit Committee, the Corporate Counsel and the Company's management will not retaliate or attempt to retaliate, and the Company will not tolerate any retaliation or attempted retaliation by any other person or group, directly or indirectly, against anyone who, in good faith, makes a Complaint or provides assistance to the Audit Committee, the Corporate Counsel or management or any other person or group, including any governmental, regulatory or law enforcement body, investigating or otherwise helping to resolve a Complaint.

Each Covered Person is expressly authorized to make a Complaint using the procedures described in this Code of Ethics on a confidential or anonymous basis. All Complaints received from a Covered Person will be treated confidentially, to the extent reasonable and practicable under the circumstances.

The Corporate Counsel will retain on a strictly confidential basis for a period of seven years (or otherwise as required under the Company's record retention policies in effect from time to time) all records relating to any Complaint and to the investigation and resolution thereof. All such records are the Company's confidential information and are protected by attorney-client privilege and/or the attorney work product doctrine.

A completed acknowledgment confirming your understanding and responsibility in adhering to this Code of Ethics will be obtained from all Covered Persons promptly after the approval of this Code of Ethics by the Board or an individual becoming a Covered Person, as pertinent, and, thereafter on an annual basis. All such certificates will be made available to the Audit Committee or full Board, upon request.

Independent Auditors

You are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company's independent public auditors for the purpose of rendering the financial statements of the Company misleading.

AMENDMENTS TO AND WAIVERS OF THE CODE OF ETHICS

Where an amendment to or waiver of this Code of Ethics may be necessary or appropriate with respect to a Covered Person, such person shall submit a request for approval to the Board, through the Corporate Counsel. Only the Board, or a duly authorized committee of the Board, may grant waivers from compliance with this Code of Ethics or make amendments to this Code of Ethics. To the extent required by applicable law or the requirements of the Nasdaq Stock Market, Inc. ("Nasdaq") for certain of the Covered Persons, waivers, including implicit waivers, and amendments will be publicly disclosed and such waiver, implicit waiver or amendment of this Code of Ethics may not become effective until such public disclosure is made. For this purpose, a "waiver" means the approval by the Board of a material departure from a provision of this Code of Ethics and an "implicit waiver" means the failure of the Board to take action within a reasonable period of time regarding a material departure from a provision of this Code of Ethics after any Covered Person has become aware of such material departure.

If the Board, or a duly authorized committee of the Board, decides to grant a waiver from this Code of Ethics, it will ensure that, if the circumstances warrant, the waiver is accompanied by appropriate controls designed to protect the Company from the risks of the transaction with respect to which the waiver is granted. The Corporate Counsel will be advised of the waiver for the purposes of ensuring prompt disclosure of the waiver and modification (if required) of the Company's disclosure controls or procedures in light of the waiver.

SANCTIONS FOR VIOLATIONS

In the event of a violation of this Code of Ethics by a Covered Person, the Board or the Audit Committee, as appropriate, will determine the appropriate actions to be taken after considering all relevant facts and circumstances.

Such actions will be reasonably designed to:

   deter future violations of this Code of Ethics or other wrongdoing;
   and

   promote accountability for adherence to the policies of this Code of Ethics and other applicable policies.

In determining the appropriate sanction in a particular case, the Board, the Audit Committee or the Company's management, as appropriate, may consider the following matters:

   the nature and severity of the violation;

   whether the violation was a single occurrence or repeated occurrences;

   whether the violation appears to have been intentional or inadvertent;

   whether the individual(s) involved had been advised prior to the violation as to the proper course of action; and

   whether or not the individual in question had committed other violations in the past.

You are reminded that violations of this Code of Ethics may also constitute violations of law that may result in civil or criminal penalties against you and/or the Company.